Exhibit 99.1

October 23, 2018

Fundamental Global Investors, LLC
4201 Congress Street, Suite 140

Charlotte, North Carolina 28209
Attention: D. Kyle Cerminara

Re: Agreement to buy Shares of Common Stock of BTN

Dear Kyle:

This letter is being delivered in connection with the purchase from Steinberg Capital Management of Nevada, Inc., Howard A. Steinberg and Brandon Steinberg (“Sellers”) by Fundamental Global Investors, LLC (“Fundamental Global”) and/or one or more of its affiliated funds (together with Fundamental Global, “Purchaser”) of 986,747 shares of common stock (the “Referenced Securities”) of Ballantyne Strong Inc. (the “Company”), a Delaware corporation, for a purchase price of $4,107,334.39. The per share price for the Referenced Securities is $4.1625.

1. Subject to the terms and conditions of this letter agreement, Sellers will sell, assign, transfer and convey to Purchaser, and Purchaser will purchase, the Referenced Securities for a total aggregate purchase price of $4,107,334.39 (the “Cash Purchase Price”). The purchase and sale of the Referenced Securities shall take place remotely via the exchange of documents and signatures promptly after the date hereof or at such other mutually acceptable time and date (which time and date are designated as the “Closing”). At the Closing, Sellers shall cause the electronic delivery of the Referenced Securities to Purchaser, and Purchaser shall deliver the Cash Purchase Price to Sellers by a wire transfer (or transfers if more than one entity is purchasing) of immediately available funds in an amount equal to the Cash Purchase Price to the bank account designated by Sellers. Purchaser shall release the wire transfer after the transfer of all of the Referenced Securities to and the receipt by the account or accounts of Purchaser have been confirmed.

2. Sellers hereby represent and warrant to the Purchasers as of the date hereof and as of the Closing as follows: (i) Seller Steinberg Capital Management is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Sellers have all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein, (iii) the execution and delivery by Sellers of this letter agreement and the performance by Sellers of the obligations hereunder have been duly authorized by all requisite action on the part of Sellers and no other proceedings on the part of Sellers are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Sellers and assuming due authorization, execution and delivery of this letter agreement by Fundamental Global constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) Sellers own, beneficially and/or of record, the Referenced Securities and have good, valid and marketable title to the Referenced Securities, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, proxies, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens”), except for restrictions on transfer arising under applicable federal and state securities laws, (vi) at the Closing, Sellers will deliver to the Purchaser good, valid and marketable title to the Referenced Securities free and clear of all Liens, except for restrictions on transfer arising under applicable federal and state securities laws, (vii) the execution and delivery of this letter agreement and the performance by Sellers of their obligations hereunder will not (x) violate or breach any provision of Sellers’ organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Sellers or order applicable to Sellers or by which Sellers or any of their properties may be bound, or (z) breach, or result in a default under, any contract to which Sellers are a party or by which Sellers or any of their properties may be bound except in the case of clauses (y) and (z), where such violations, breaches and defaults would not affect Sellers’ ability to execute, deliver and perform its obligations under this letter agreement in any material respect, and (viii) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Sellers, threatened against Sellers that would reasonably be expected to impede the consummation of the transactions described herein. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this letter agreement based upon arrangements made by or on behalf of Sellers. The individuals signing this letter agreement on behalf of the Sellers hereby represent and warrant that such individuals have the power and authority to bind each of the Sellers to this letter agreement. Sellers hereby represent and warrant that none of the Sellers have traded in the common stock of the Company at any time during the thirty (30) days prior to the date of this letter agreement or directed any third party to trade in the common stock of the Company during such period.

3. Fundamental Global, on behalf of itself and each Purchaser, represents and warrants to Sellers, as of the date hereof and as of the Closing as follows: (i) Fundamental Global is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Fundamental Global has all requisite power and authority to execute and deliver this letter agreement and to consummate the transactions described herein on behalf of itself and each Purchaser, (iii) the execution and delivery by Fundamental Global of this letter agreement and the performance by Fundamental Global and each Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of Fundamental Global and each Purchaser and no other proceedings on the part of Fundamental Global or any Purchaser are necessary to authorize the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by Fundamental Global and assuming due authorization, execution and delivery of this letter agreement by Sellers constitutes a valid and legally binding obligation of Fundamental Global, enforceable against Fundamental Global in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (v) the execution and delivery of this letter agreement and the performance by Fundamental Global and each Purchaser of its obligations hereunder will not (x) violate or breach any provision of Fundamental Global or any Purchaser’s organizational or governing documents, (y) violate or breach any statute, law, rule or regulation applicable to Fundamental Global or any Purchaser or order applicable to such person or by which such person or any of its properties may be bound or (z) breach, or result in a default under, any contract to which Fundamental Global or any Purchaser is a party or by which such person or any of its properties may be bound, except in the case of clauses (y) and (z), where such violations, breaches or defaults would not affect such person’s ability to execute, deliver and perform its obligations under this letter agreement in any material respect, and (vi) there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of Fundamental Global, threatened against Fundamental Global or any Purchaser that would reasonably be expected to impede the consummation of the transactions described herein. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this letter agreement based upon arrangements made by or on behalf of Purchaser.

4. Sellers acknowledge that Purchaser, certain of Purchaser’s affiliates, and Purchaser’s and such affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (the “Purchaser Related Parties”) (a) are existing stockholders and officers of the Company and serve on the Company’s Board of Directors as well as being officers and directors of the Company and its subsidiaries and that Purchaser and the Purchaser Related Parties may now possess and may hereafter possess non-public information that may or may not be known by Sellers that may constitute material information with respect to the foregoing (the “Non-Public Information”), and (b) Purchaser is relying on this letter agreement and would not enter into a transaction to purchase the Referenced Securities from Sellers absent this letter agreement. Sellers agree to sell the Referenced Securities to Purchaser notwithstanding that it is aware that such Non-Public Information may exist and that Purchaser may not have disclosed all Non-Public Information to it. Sellers acknowledge that each of the Sellers is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) (7) or (8) of Regulation D promulgated under the Securities Act of 1933, as amended. Sellers acknowledge that they are sophisticated sellers with respect to the purchase and sale of securities such as the Referenced Securities and that Purchaser has no obligations to Sellers to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Sellers, the Non-Public Information could foreseeably affect Sellers’ willingness to enter into this letter agreement and the price at which Sellers would be willing sell the Referenced Securities. Moreover, such Non-Public Information may indicate that the value of the Referenced Securities is substantially lower or higher than the Cash Purchase Price. Additionally, Sellers acknowledges that they have adequate information concerning the Referenced Securities, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Referenced Securities, and has independently and without reliance upon Purchaser, and based upon such information as Sellers have deemed appropriate, made its own analysis and decision to sell the Referenced Securities to Purchaser. Sellers are experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understand the disadvantage to which they may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Purchaser and Sellers. Sellers have conducted an independent evaluation of the Referenced Securities to determine whether to enter into this letter agreement and, notwithstanding the absence of access by Sellers to the Non-Public Information known by Purchaser, Sellers are desirous of entering into this letter agreement and consummating the transactions contemplated hereby. Sellers, because of, among other things, their business and financial experience, are capable of evaluating the merits and risks of the transactions contemplated by this letter agreement and of protecting their own interests in connection with this letter agreement. Sellers acknowledge that Mr. Brandon Steinberg has been employed by the Company as a senior manager since February 29, 2016 in the offices of the Chief Executive Officer and, in that position, generally has had access to the same information regarding material non-public information of the Company as the Chief Executive Officer, including financial statements of the Company and its businesses and regular updates regarding the strategic initiatives of the Company. Sellers acknowledge that Sellers have solicited the Purchaser to effectuate the purchases set forth in this letter agreement. As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

5. Sellers for themselves and their present and/or past affiliates, subsidiaries, directors, officers, stockholders, members, partners, employees, fiduciaries, agents and/or accounts under management, and their respective successors and assigns, including without limitation the individuals signing this letter agreement on behalf of the Sellers (collectively, the “Releasors”), to the maximum extent permitted by law, irrevocably and forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, and/or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Purchaser, the Company, each of their respective affiliates (including without limitation CWA Asset Management Group, LLC) and subsidiaries, and all of the foregoing’s present and/or past directors, officers, stockholders, members, partners, employees, fiduciaries, agents, investment funds, and/or accounts under management, and each of the foregoing’s successors and assigns (collectively, the “Purchaser Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Sellers’ ownership of securities of the Company, any discussions between Sellers and the Company and/or Purchaser regarding a potential investment by Sellers in the Company or any other company or fund, or any failure to disclose all or any portion of the Non-Public Information known by them to Sellers in connection with the transfer of any portion of the Referenced Securities by Sellers to the Purchaser (the “Released Claims”). Sellers also agree that none of the Sellers or any of the Releasors shall institute or maintain any cause of action, suit, complaint or other proceeding against the Purchaser or any of the Purchaser Released Parties as a result of or arising out of the Released Claims. Sellers also represent that none of the Sellers or any of the Releasors have assigned any claim or possible claim against the Purchaser or any of the Purchaser Released Parties that relates to the Released Claims, and that each of the Sellers and the Releasors fully intend to release all claims against the Purchaser and the Purchaser Released Parties that relate to the Released Claims and they have been advised by, and have consulted with counsel with respect to the execution and delivery of this letter agreement and have been fully apprised of the consequences of the waivers, releases and discharges set forth herein. Specifically excluded from this waiver are any claims by Brandon Steinberg based on his employment with the Company.

6. Fundamental Global, on behalf of itself and each Purchaser, for itself and its successors and/or assigns, to the maximum extent permitted by law, irrevocably forever releases, discharges and waives any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Sellers or any of its respective affiliates, including, without limitation, any and all of their present and/or past directors, officers, members, partners, employees, fiduciaries, agents or accounts under management, and their respective successors and assigns (collectively, the “Seller Released Parties”), arising on or prior to the date hereof, which are based upon, arise from or in any way relate to or involve, directly or indirectly, Sellers’ failure to disclose all or any portion of the Non-Public Information known by it to such Purchaser in connection with the transfer of any portion of the Referenced Securities by Sellers to such Purchaser. Fundamental Global, on behalf of itself and each Purchaser, also agrees that it shall not institute or maintain any cause of action, suit, complaint or other proceeding against the Sellers or any of the Seller Released Parties as a result of such Seller Released Parties’ failure to disclose fully such Non-Public Information to such Purchaser or otherwise in connection with this letter agreement. Fundamental Global, on behalf of itself and each Purchaser, also represents that it has not assigned any claim or possible claim against the Seller or the Seller Released Parties that relates to the Non-Public Information, it fully intends to release all claims against the Seller and the Seller Released Parties that relate to the Non-Public Information as set forth above and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this letter agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

7. Sellers agree that they will not, for a period of two years from the date hereof, directly or indirectly, (i) solicit proxies or consents within the meaning of the federal securities laws with respect to the voting of any securities of the Company on any matter that may be presented to or come before the stockholders of the Company, (ii) effect any transaction in any securities of BTN, or (iii) encourage or assist any other person or entity to do any of the foregoing; provided that the following accounts controlled by Sellers may sell (but not purchase) shares of common stock of the Company: Howard Steinberg IRA (30,000 shares held); Joelle Steinberg IRA (19,000 shares held); Brandon Steinberg Roth IRA (7,506 shares held); Brandon Steinberg 401K (1,254 shares held); Brandon Steinberg Custodial for Philip Steinberg (500 shares held); and Brandon Steinberg Custodial for Daniel Ulman (25 shares held). Sellers agree that the Purchaser and the Company shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and that Sellers will not oppose the granting of such relief.

8. The obligation of Sellers to sell, transfer and assign the Referenced Securities to Purchaser at the Closing hereunder is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of Purchaser in Section 3 hereof shall be true and correct in all material respects on and as of the Closing; and

(ii) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this letter agreement to be performed or complied with by it prior to or on the Closing.

9. The obligation of Purchaser to purchase the Referenced Securities from Sellers at the Closing is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of Sellers in Section 2 shall be true and correct in all material respects on and as of the Closing; and

(ii) Sellers shall have performed and complied in all material respects with all agreements and conditions required by this letter agreement to be performed or complied with by them prior to or on the Closing.

10. All representations and warranties contained herein shall survive the execution and delivery of this letter agreement and the Closing.

11. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this letter agreement.

12. This letter agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Purchaser and Sellers or (b) by either Purchaser or Sellers if (i) a breach of any provision of this letter agreement has been committed by the other party and such breach has not been cured within ten (10) days following receipt by the breaching party of written notice of such breach, or (ii) the Closing does not occur within ten (10) days after the date of this agreement.

13. Upon breach of any representation, warranty or covenant contained in this letter agreement, including but not limited to Sellers’ failure to convey the Referenced Securities to Purchaser or Purchaser’s failure to remit the Cash Purchase Price, in accordance with the terms of this letter agreement, the non-defaulting party shall be entitled to seek all remedies available to it, at law or in equity, including an action for specific performance.

14. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

15. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this letter agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this letter agreement, a Notice is effective only (a) upon receipt by the receiving party in the case of personal delivery, (b) on the following business day if sent by nationally recognized overnight courier, (c) on the date sent, if sent by facsimile or email (or if such date is not a business day, on the following business day), and (d) five business days after mailing, if sent by certified or registered mail.

16. This letter agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this letter agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this letter agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17. If any term or provision of this letter agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term of provision of this letter agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18. Each of Sellers and Fundamental Global agrees that this letter agreement, including, without limitation, the representations, warranties, agreements, waivers, releases, acceptances and acknowledgments contained herein, shall be binding upon and inure to the benefit of Sellers and Fundamental Global and their respective successors and assigns, and shall survive the execution and delivery of this letter agreement and the consummation of the sale of the Referenced Securities to the Purchaser. The Company and the other Purchaser Released Parties are intended third party beneficiaries of this letter agreement.

19. This letter agreement constitutes the entire agreement between the parties, supersedes any prior agreements and understandings, written or oral, between the parties with respect to the subject matter of the agreement, including without limitation with respect to the purchase of any other securities, and contains the only representations or warranties on which the parties are entitled to rely.

20. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

21. This letter agreement shall be construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

SIGNATURES ON FOLLOWING PAGE

Please indicate your acknowledgment and agreement to the foregoing by signing below where indicated.

SELLERS:

Steinberg Capital Management of Nevada, Inc.

By	/s/ Howard A. Steinberg
	Name:	Howard A. Steinberg
	Title:	President

/s/ Howard A. Steinberg
Howard A. Steinberg, individually and as Custodian

/s/ Brandon Steinberg
Brandon Steinberg, individually and as Custodian

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASER:

Fundamental Global Investors, LLC

By:	/s/ D. Kyle Cerminara
	Name:	D. Kyle Cerminara
	Title:	Chief Executive Officer

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